Exhibit 10.01

CARAUSTAR INDUSTRIES, INC.

FORM AMENDMENT TO TERMS OF EMPLOYMENT

This Agreement entered into as of the date below amends that certain letter employment agreement between (Employee Name) (the “Executive”) and Caraustar Industries, Inc. (the “Company”) dated as of October 1, 2002 (the “Letter Agreement”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations and Internal Revenue Service guidance issued thereunder.

1.

Section 7 of the Letter Agreement entitled Severance Benefits is amended in its entirety to read as follows:

7.	Severance Benefits:

(a) Qualifying Involuntary Termination.

(i) On the thirtieth (30th) day following the date you have a “Qualifying Involuntary Termination” (as defined in paragraph (ii) below), or if such date is not a business day, on the first business day that is at least thirty (30) days following the date of your Qualifying Involuntary Termination, the Company shall pay to you a lump sum cash amount equal to (the term in the letter agreement) months of your then-current base salary.

(ii) For purposes of this subsection (a), the term “Qualifying Involuntary Termination” shall mean your termination of employment with the Company, other than as a result of your death, “disability” (as defined below), by you for any reason, for “cause” (as defined below), or in connection with a qualifying termination under the terms of a change in control severance agreement to be entered into between you and the Company; provided, that no termination will be treated as a Qualifying Involuntary Termination unless it constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations and Internal Revenue Service guidance issued thereunder.

(iii) Additionally, for (the term in the letter agreement) months following your Qualifying Involuntary Termination (the “Continuation Period”), if you are eligible for and elect continued health coverage for yourself or for yourself and your qualified dependents under a group health plan of the Company or an affiliate provided to satisfy the requirements of Section 4980B of the Code (“COBRA Coverage”), the Company will reimburse you for the actual premium charged to you for such COBRA Coverage for you and each of your dependents who is a “qualified beneficiary” within the meaning of Section 4980B of the Code. Such reimbursements (which shall be taxable income to you) shall be paid to you directly or to the applicable group health plan, as determined by the Company, on or as soon as practicable after each due date for such COBRA Coverage premium. All such reimbursement payments shall be completed on or before December 31 of the second calendar year following the calendar year that includes your separation from service.

(iv) For the Continuation Period, the Company, at the Company’s sole expense, shall provide you with life insurance, long-term disability and accidental death and dismemberment insurance benefits that are substantially the same as the long-term disability and accidental death and dismemberment insurance benefits that were provided to you and your dependents immediately before your separation from service.

(v) Notwithstanding any contrary provision, if any amounts under paragraph (i) above are scheduled to be paid at the time that the stock of the Company is publicly traded on an established securities market or otherwise and you are a “specified employee” as defined below, then no such amounts shall be paid to you before the six-month anniversary of your Qualifying Involuntary Termination (or, if earlier, the date of your death) and any amounts that would have been paid prior to the six-month anniversary of your Qualifying Involuntary Termination shall be accumulated and distributed (together with interest at the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code) upon the six-month anniversary of your Qualifying Involuntary Termination, or if such date is not a business day, on the first business day that follows such six-month anniversary; provided, however, if you die before the six-month anniversary of your Qualifying Involuntary Termination, the payment will be made on the first business day following the date the Company has notice of your death. You will be a “specified employee” on any date in the applicable period if you are employed by the Company or any affiliate of the Company that would be considered a single employer with the Company under Section 414(a) or (b) of the Internal Revenue Code of 1986, as amended (the “Code”), and you were a “key employee” within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) at any time during the 12-month period ending on the identification date. For the period beginning January 1, 2005 and ending March 30, 2006, the identification date is December 31, 2004. Thereafter, the applicable period is each 12-month period beginning on April 1, 2006 and each subsequent April 1 and the identification date for each such period is the immediately preceding December 31. For example, for the period beginning April 1, 2006, the identification date is December 31, 2005. Specified employees shall be determined in accordance with Section 409A.

(b) Other Termination Events. In the event your employment is terminated because of your death or disability, for cause, or by you for any reason, you will not be entitled to receive any compensation or benefits after the date of termination, except for any benefits accrued through the date of termination under the Company’s plans.

(c) Benefits Under Change in Control Severance Agreement. In the event of a qualifying termination under the terms of your change in control severance agreement with the Company, you will be entitled to receive the benefit provided thereunder.

(d) Definitions. For purposes of this offer, “disability” means termination owing to your inability to perform your duties hereunder by reason of disability or incapacity, due to physical or mental illness, for a period in excess of six (6) consecutive months, and “cause” means (i) your commission of a felony; or (ii) fraud, misappropriation or embezzlement involving Company property or other intentional wrongful acts that materially impair the goodwill or business of the Company or that cause material damage to the Company’s property, goodwill or business.

(e) Forfeiture or Recoupment of Severance Benefits.

(1)	General. If you engage in any act or omission constituting misconduct, as that term is defined in paragraph (2) below, the Company shall have the rights set forth in paragraph (3) to cause you to forfeit unpaid severance benefits under this Section 7, or to require you to pay back to the Company any severance benefits under this Section 7 that have already been paid to you.

(2)	Definition of Misconduct. For the purposes of this Section 7, the term “misconduct” shall mean any of the following events:

(A)	The Company is required to prepare an accounting restatement due to material noncompliance, and the material noncompliance was due at least in part to your acts or omissions;

(B)	You disclose to others, or use for your own purpose, any proprietary information or intellectual property (including customer lists, supplier lists, pricing and cost data, computer programs, advertising plans, wage or salary data, financial information, research and development plans, etc.) and all other types of information that the Company intends or expects to be kept secret, or which disclosure breaches any agreement that you have entered into with the Company;

(C)	You, without the consent of the Company, directly or indirectly engage in, become employed by, or render services, advice or assistance to any business in competition with the Company at any time during the twelve (12) month period following termination of employment with the Company, or violate any other non-compete agreement that you have entered into with the Company;

(D)	You induce, or attempt to induce, directly or indirectly, any of the Company’s customers, employees, representatives or consultants to terminate working for the Company, or breach any non-solicitation agreement that you have entered into with the Company;

(E)	You fail to promptly return all documents and other tangible items belonging to the Company upon termination of employment with the Company;

(F)	You commit an act of embezzlement, fraud or theft with respect to the property of the Company;

(G)	You engage in any other act or omission not listed above which constitutes dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, and which results in substantial harm to the business or property of the Company.

(3)	Forfeiture or Repayment of Severance Benefits. Upon your engaging in an act or omission constituting misconduct, the Company shall be entitled, in its sole discretion, to take the following actions:

(A)	The Company may give notice to you that some or all of the future unpaid severance benefits otherwise to be paid to you shall be forfeited by you.

(B)	The Company may notify you that you must repay to the Company some or all of the severance benefits previously paid to you.

(C)	The determination of whether the remedies in this paragraph (3) shall be applied to any act or omission constituting misconduct by you, and the amount of the forfeiture of future severance benefits or the amount to be repaid to the Company by you in such case, shall be made by the Company in its sole determination.

(D)	The determination of the Company not to seek remedies against you under this paragraph (3) in any case of misconduct, or the determination of the Company not to seek the full amount of remedy available to it, shall not constitute a waiver as to any other case of misconduct by you.

(E)	The remedies under this paragraph (3) may be enforced by any legal means available to the Company.

(4)	Remedies Not Exclusive. The remedies set forth in this subsection (e) shall not be the exclusive remedies available to the Company in the event of your misconduct, and the Company shall not be precluded from taking any or all other actions against you that may be available to it.

2.

Any compensation paid under the Letter Agreement, as amended by this Agreement, is intended to satisfy the requirements of Section 409A or be exempt from Section 409A and this Agreement shall be interpreted to effectuate that intent.

3.

The effective date of this Agreement is January 1, 2005 or, if later, the effective date of the Prior Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
Its:	President and CEO	(Employee Name)

Dated:	Dated:

April 8, 2008